EXHIBIT 10.24

[Letterhead of U.S. Silica Holdings, Inc.]

December 27, 2011

Mr. William J. Kacal

2112 Inwood Drive

Houston, TX 77019

Dear William:

On behalf of U.S. Silica Holdings, Inc. (the “Company”), I am extremely pleased to invite you to become a member of the Company’s Board of Directors (the “Board”). We believe that your skills, expertise and knowledge will prove very helpful to the Company and its stockholders. In addition to your normal Board duties, your responsibilities will include that of Chairman of the Audit Committee and the Company’s Audit Committee Financial Expert.

In connection with your service as a director, you will be eligible for equity grants under the Company’s 2011 Incentive Compensation Plan (the “2011 Plan”). Upon the commencement of your service on the Board, you will receive a grant of options to purchase 10,000 shares of our common stock at the IPO price. These options will vest quarterly over a three year period. You will also have the opportunity to purchase up to 10,000 additional shares of our common stock at the IPO price through the Directed Share Program administered by Morgan Stanley.

In addition to equity compensation, you will be entitled to receive cash compensation of (1) an Annual Retainer of $70,000, payable in quarterly installments, for your service as a director, (2) an Annual Retainer of $35,000, payable in quarterly installments, for your service as Chairman of the Audit Committee, and (3) an Annual Retainer of $10,000, payable in quarterly installments, for your service as a member of the Compensation and Governance Committee. You will be reimbursed for reasonable out-of-pocket expenses that you incur in connection with your services to the Company in accordance with the Company’s established policies. In addition, you will be covered by the Company’s D&O insurance and given an opportunity to execute the Company’s standard director indemnification agreement.

Our expectation is that the Board will meet at least quarterly. The various committees of the Board will also meet on a schedule to be determined. It is our expectation that you will participate in those meetings in person to the extent possible. We also ask that you make yourself available to participate in various telephonic meetings from time to time.

Please note that this offer is contingent upon your qualification as an independent director under applicable NYSE rules and consummation of the IPO.

William J. Kacal

December 27, 2011

Your services on the Board will be in accordance with, and subject to, the Company’s Bylaws and the Certificate of Incorporation, as such may be amended from time to time. By accepting this offer, you represent to us that (1) you do not know of any conflict that would restrict you from becoming a director of the Company and (2) you will not provide the Company with any documents, records or other confidential information belonging to any other parties.

To accept this offer, please sign below and return the fully executed letter to us. You should keep one copy of this letter for your own records. This letter sets forth the terms of your service with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by a duly authorized representative of the Company and by you.

We are looking forward to having you join us at the Company. We believe that your past experience will be an asset to the Company and that you will have a positive impact on the organization.

Sincerely,

U.S. Silica Holdings, Inc.

/s/ Brian Slobodow
Brian Slobodow Chief Executive Officer

Accepted and agreed to this

27th day of December, 2011

/s/ William J. Kacal
William J. Kacal

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